                                                                  EXHIBIT 10.73


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 RISCORP, INC.,

                               RISCORP-IAA, INC.,

                     INDEPENDENT ASSOCIATION ADMINISTRATORS
                               INCORPORATED, and

                  THE STOCKHOLDERS OF INDEPENDENT ASSOCIATION
                          ADMINISTRATORS INCORPORATED

                      TABLE OF CONTENTS

                                                                                        Page No.
                                                                                        --------

                                   ARTICLE I
                                  DEFINITIONS

                                   ARTICLE 11
                                   THE MERGER
Section 2.1  Effective Time of the Merger .........................................      -7-
Section 2.2  Closing ..............................................................      -7-
Section 2.3  Effects of the Merger ................................................      -7-
Section 2.4  Directors and Officers of the Surviving Corporation ..................      -8-

                                  ARTICLE III
                           CONVERSION OF SECURITIES

Section 3.1  Conversion of Capital Stock ..........................................      -8-
Section 3.2  Exchange of Certificates .............................................      -9-
Section 3.3  Further Assurances ...................................................      -10-
Section 3.4  Stock Price Guarantee ................................................      -10-

                                  ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND CERTAIN
                        AGREEMENTS OF THE STOCKHOLDERS

Section 4.1  Representations and Warranties .......................................      -12-
Section 4.2  Agreement to Vote Shares and Retain Ownership ........................      -13-

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1  Organization .........................................................      -14-
Section 5.2  Capitalization .......................................................      -14-
Section 5.3  Authority ............................................................      -14-
Section 5.4  Consents and Approvals; No Violations ................................      -15-
Section 5.5  Financial Statements .................................................      -15-
Section 5.6  Absence of Certain Changes ...........................................      -16-
Section 5.7  No Undisclosed Liabilities ...........................................      -18-
Section 5.8  Employee Benefits ....................................................      -18-
Section 5.9  Other Benefit Plans ..................................................      -20-
Section 5.10 Litigation ...........................................................      -20-
Section 5.11 Compliance with Applicable Law .......................................      -21-
Section 5.12 Vote Required ........................................................      -21-
Section 5.13 Tax Returns and Audits ...............................................      -21-
Section 5.14 Material Contracts ...................................................      -22-
Section 5.15 Real Property and Leases .............................................      -24-




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
wSection 5.16 Tangible Personal Property ...........................................      -24-
Section 5.17 Environmental and Employee Safety Matters ............................      -25-
Section 5.18 Intellectual Property ................................................      -25-
Section 5.19 Insurance Policies ...................................................      -27-
Section 5.20 Errors and Omissions .................................................      -27-
Section 5.21 Brokers' Fees ........................................................      -28-
Section 5.22 No Misrepresentations ................................................      -28-

                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES
                            OF THE PARENT AND NEWCO

Section 6.1  Organization .........................................................      -28-
Section 6.2  Capitalization .......................................................      -28-
Section 6.3  Authority ............................................................      -28-
Section 6.4  Consents and Approvals; No Violations ................................      -29-
Section 6.5  SEC Reports ..........................................................      -29-
Section 6.6  Absence of Certain Changes ...........................................      -29-

                                  ARTICLE VII
                                   COVENANTS

Section 7.1  Best Efforts; Further Assurances; Cooperation ........................      -29-
Section 7.2  Notices and Consents .................................................      -30-
Section 7.3  Operation of Business ................................................      -30-
Section 7.4  Full Access ..........................................................      -31-
Section 7.5  Notice of Developments ...............................................      -31-
Section 7.6  Exclusivity ..........................................................      -31-
Section 7.7  Insurance and Indemnification ........................................      -32-
Section 7.8  Public Announcements .................................................      -32-
Section 7.9  Expenses .............................................................      -32-
Section 7.10 Antitrust Challenges .................................................      -32-

                                 ARTICLE VIII
                                  CONDITIONS

Section 8.1  Conditions to Obligations of Each Party ..............................      -33-
Section 8.2  Conditions to Obligations of the Parent and Newco ....................      -33-
Section 8.3  Conditions to Obligations of the Company .............................      -36-

                                  ARTICLE IX
                    REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 9.1  Survival of Representations, Warranties, and Covenants ...............      -37-
Section 9.2  Indemnification ......................................................      -38-
Section 9.3  Manner of Indemnification ............................................      -38-
Section 9.4  Certain Limitations ..................................................      -39-
Section 9.5  Notices ..............................................................      -39-




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
Section 9.6   Expenses .............................................................      -39-
Section 9.7   Other Remedies .......................................................      -39-

                                   ARTICLE X
                            ESTABLISHMENT OF ESCROW

Section 10.1  Creation .............................................................      -40-
Section 10.2  Disbursement for Claims ..............................................      -40-
Section 10.3  Dividends on Escrow Shares; Voting of Escrow Shares ..................      -40-

                                  ARTICLE XI
                          TERMINATION AND ABANDONMENT

Section 11.1  Termination and Abandonment ..........................................      -40-
Section 11.2  Specific Performance .................................................      -42-
Section 11.3  Rights and Obligations upon Termination...............................      -42-
Section 11.4  Expenses .............................................................      -42-
Section 11.5  Effect of Termination ................................................      -43-

                                  ARTICLE XII
                                 MISCELLANEOUS

Section 12.1  Extension; Waiver ....................................................      -43-
Section 12.2  Notices ..............................................................      -43-
Section 12.3  Table of Contents; Headings ..........................................      -45-
Section 12.4  Variation and Amendment ..............................................      -45-
Section 12.5  Severability .........................................................      -45-
Section 12.6  Waiver ...............................................................      -45-
Section 12.7  No Third Party Beneficiaries; Assignment .............................      -46-
Section 12.8  Time of the Essence; Computation of Time .............................      -46-
Section 12.9  Counterparts .........................................................      -46-
Section 12.10 Governing Law ........................................................      -46-
Section 12.11 Entire Agreement .....................................................      -47-
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                                     -iii-

EXHIBIT A - Stockholders of Company, Inc. and Conversion of Shares EXHIBIT B - Escrow Agreement
EXHIBIT C - Registration Rights Agreement
EXHIBIT D - Articles of Merger
EXHIBIT E - Company Financial Statements

                    AGREEMENT AND PLAN OF MERGER


     This is an Agreement and Plan of Merger, dated September _, 1996 (this "Agreement"), by and among RISCORP, Inc., a Florida corporation (the "Parent"), RISCORPIAA, Inc., an Alabama corporation and a wholly-owned subsidiary of the Parent ("Newco"), Independent Association Administrators Incorporated, an Alabama corporation (the "Company"), Thomas Albrecht and Peter Norman, individually and as the solo stockholders of the Company (the "Stockholders").


     BACKGROUND. The Parent, Newco and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction provided for herein, in which Newco will merge with and into the Company and the Company will become a wholly-owned subsidiary of the Parent (the "Merger"). For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the internal Revenue Code of 1986, as amended (the "Code").

     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

     "Agreement" has the meaning set forth in the preamble above.

     "Ancillary Agreements" means the Escrow Agreement and the Registration Rights Agreement.

     "Articles of Merger" has the meaning set forth in Section 2.1 below.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Certificates" has the meaning set forth in Section 3.2(a) below.

     "Closing" has the meaning set forth in Section 2.2 below.

     "Closing Date" has the meaning set forth in Section 2.2 below.

     "Code" has the meaning set forth in the Background section above.

     "Company" has the meaning set forth in the preamble above.

     "Company Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

     "Company Financial Statements" has the meaning set forth in Section 5.5 below.

     "Company Permits" has the meaning set forth in Section 5.12 below.

     "Competing Transaction" shall mean any of the following involving the
Company: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     "Confidential information" means any information concerning the business and affairs of the Company prior to Closing or the Parent subsequent to Closing that is not already generally available to the public.

     "Confidentiality Agreement" means that certain letter confidentiality agreement between the Parent and the Company dated February 2, 1995.

     "Constituent Corporations" has the meaning set forth in Section 2.3 below.

     "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

     "Conversion Number" has the meaning set forth in Section 3.1(c) below.

     "Effective Time" has the meaning set forth in Section 2.1 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (e) bonus, stock option, severance or termination pay, stock purchase, stock appreciation right, restricted stock, phantom stock or other employee benefit plan, program, agreement or arrangement.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(l).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water , ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means SouthTrust Bank of Alabama, N.A.

     "Escrow Agreement" means the Escrow Agreement in the form attached hereto as Exhibit B.

     "Escrow Fund" means the Escrow Shares, together with certain dividends and distributions thereon as provided in the Escrow Agreement.

     "Escrow Shares" means the shares of Parent Class A Common Stock deposited into the Escrow Fund by the Parent. With respect to each Stockholder, the Escrow Shares attributable to such Stockholder shall be a number of shares of Parent Class A Common Stock equal to five percent of the number of shares of Parent Class A Common Stock into which such Stockholder's shares of Company Common Stock are converted pursuant to the Merger, rounded down to the nearest whole share.

     "Event of Indemnity" has the meaning set forth in Section 9.2 below

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Price" means the arithmetic average of the closing prices for Parent Class A Common Stock on Nasdaq for the 15 trading days immediately prior to the third trading day immediately preceding the date of this Agreement.

     "Exhibits" means the Exhibits to this Agreement.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "CAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Entity" means any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency.

     "Hazardous Material" has the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 USC Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986. The term "Hazardous Material" also means any material that contains asberros, radon, polychlorinated biphenyl PCB's, methylenechloride, trichloroethylene, trans-dichloroethylene, dioxins, dibenzofurans Urea formaldehyde foam insulation, explosive or radioactive material, or motor FUEL OR other petroleum hydrocarbons.

     "HSRA" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnifying Stockholders" has the meaning set forth in Section 9.3 below.

     "Indemnity Period" has the meaning set forth in Section 9.4 below.

     "Intellectual Property" means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in. connection therewith, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) computer software (including data and related documentation), (g) all other proprietary rights in any of the foregoing, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Loss" means all claims, judgments, damages, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, losses, expenses, and fees, including (without limitation) all attorneys' fees and expenses, court costs, and fees and expenses of expert witnesses, suffered or incurred by a party to this Agreement arising from a breach by another party of a representation, warranty, covenant or agreement set forth in this Agreement.

     "Material" and "Material Adverse Effect" means any event, change or effect on or with respect to an entity (or group of entities taken as a whole) which is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), business, results of operations or prospects of such entity (or, if with respect thereto, of such group of entities taken as a whole).

     "Material Contract" has the meaning set forth in Section 5.15 below.

     "Merger" has the meaning set forth in the Background section above.

     "Merger Consideration" means the shares of Parent Class A Common Stock and cash in lieu of fractional shares to be issued to the holders of Company Common Stock in connection with the Merger.

     "Most Recent Financial Statements" has the meaning set forth in Section
5.5 below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section
5.5 below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section
5.5 below.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Nasdaq" means the Nasdaq Stock Market's National Market. "Newco" has the meaning set forth in the preamble above.

     "Newco Common Stock" means the common stock, par value $.01 per share, of Newco.

     "Notice of Claim" has the meaning set forth in Section 9.3 below.

     "Parent" has the meaning set forth in the preamble above.

     "Parent Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Parent.

     "Parent Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Parent.

     "Parent Preferred Stock" means the preferred stock of the Parent.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

     "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit C.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Schedules" means the schedules to this Agreement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanics", materialmens', and similar liens arising by operation of law, (b)liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Stockholder(s)" has the meaning set forth in the preamble hereof.

     "Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Surviving Corporation" has the meaning set forth in Section 2.3 below.

     "Target Acquisition Price" means $ 10,900,000.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Opinion" has the meaning set forth in Section 8.10 below.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Voting Debt" means any bonds, debentures, notes, or other indebtedness having the right to vote (or are convertible into securities having the right to vote).


                                   ARTICLE 11
                                   THE MERGER

     SECTION 2.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the Surviving Corporation shall duly prepare, execute and acknowledge Articles of Merger in substantially the form attached hereto as Exhibit D (the "Articles of Merger"), and thereafter deliver the Articles of Merger to the Secretary of State of the State of Alabama, for filing in accordance with applicable law, as soon as practicable on or after the Closing Date (as hereinafter defined). The Merger shall become effective upon the filing of the Articles of Merger by the Secretary of State of Alabama or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

     SECTION 2.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. Eastern Time on a date to be jointly specified by the Parent and Company, which shall be not later than five business days after satisfaction of the latest to occur of the conditions set forth in Article VIII (the "Closing

Date"), at the offices of Rushton, Stakely, Johnston & Garrett, P.A., 184 Commerce Street, Montgomery, Alabama 36104, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 2.3 EFFECTS OF THE MERGER. At the Effective Time (a) the separate existence of Newco shall cease and Newco shall be merged with and into the Company (Newco and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"), (b) the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (c) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. At and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, and privileges, and shall be subject to all the restrictions and liabilities of each of the Constituent Corporations, all as provided under applicable Alabama law.

     SECTION 2.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Surviving Corporation, from and after the Effective Time, shall be the current directors and officers of the Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.


                                  ARTICLE III
                            CONVERSION OF SECURITIES

     SECTION 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any further action on the part of any holder of shares of Company Common Stock and without any further action on the part of any holder of shares of Newco Common Stock:

     (a) Common Stock of Newco. Each issued and outstanding share of Newco Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock shall be cancelled and retired and shall cease to exist, and no stock of the Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Class A Common Stock, if any, owned by the Company shall remain unaffected by the Merger.

     (c) Conversion Ratio for Company Common Stock. Subject to Sections 3.2(a) and 3.2(e), each outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.1(b)) shall be converted into the right to receive a number of shares of Parent Class A Common Stock (the "Conversion Number") equal to (i) the Target Acquisition Price divided by the Exchange Price, divided by (ii) the total number of issued and outstanding shares of Company Common Stock.

     (d) Cancellation of the Company Common Stock. All shares of Company Common Stock, when converted in accordance with Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Class A Common Stock and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

     SECTION 3.2 EXCHANGE OF CERTIFICATES.

     (a) Exchange Procedures. On the Closing Date, each Stockholder shall deliver or cause to be delivered certificates representing the shares of Company Common Stock (the "Certificates") owned by him, as described in Exhibit A, accompanied by stock powers duly signed in blank, with signatures guaranteed by a bank, trust company or member of the New York Stock Exchange and with all revenue stamps necessary to transfer such shares and the certificates representing such shares affixed and cancelled and all taxes on such transfer, if any, fully paid, all at the Stockholder's expense. The Stockholders shall also deliver or cause to be delivered duly executed copies of the Escrow Agreement and separate stock transfer powers executed in blank with respect to the certificates representing Escrow Shares. Each Stockholder shall be required to cure any deficiencies with respect to the endorsement of his Certificates or with respect to the stock powers accompanying such Certificates. In exchange for the Certificates, the Parent shall cause to be issued and delivered to the Stockholders, on or promptly after the Closing Date, the certificates representing the number of shares of Parent Class A Common Stock into which each such Stockholders' shares of Company Common Stock have been converted pursuant to the Merger, less the Escrow Shares attributable to each Stockholder, and shall deliver to the Escrow Agent the Escrow Shares. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificates representing shares of Parent Class A Common Stock and cash in lieu of any fractional shares of Parent Class A Common Stock as contemplated by this Section 3.2.

     (b) No Further Ownership Rights in Company Common Stock. All shares of Parent Class A Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.2(b) or 3.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the

Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registrations of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article Ill.

     (c) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a stockholder of the Parent. In lieu of a certificate or scrip representing a fractional share of Parent Class A Common Stock, the Parent shall pay to each holder that surrenders a Certificate in accordance with this Section 3.2 and that would otherwise be entitled, given the Conversion Number, to receive a fractional share of Parent Class A Common Stock, an amount equal to such fraction multiplied by the Exchange Price.

     (d) Adjustments Because of Changes in Parent Class A Common Stock. If, between the date of this Agreement and the Effective Time, the outstanding Parent Class A Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a pro rata stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date after the Effective Time, the Conversion Number shall be appropriately adjusted.

     SECTION 3.3 FURTHER ASSURANCES. If at any time after the Effective Time any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     SECTION 3.4 STOCK PRICE GUARANTEE. In addition to the Merger
Consideration, the Parent shall deliver to the Stockholders, if entitled thereto under the terms and conditions contained herein, additional shares of Parent Class A Common Stock as provided below:

     (a) Applicability. The Parent's obligation to issue Parent Class A Common Stock pursuant to this Section shall apply only to the Stockholders, with respect to the following shares of Parent Class A Common Stock issued in the Merger (the "Guarantee Shares"):

     (i) As to each Stockholder, the shares of Parent Class A Common Stock acquired in the Merger and continuously held by such Stockholder from the Effective Time of the Merger to the date that is two years from the Closing Date (the "Measurement Date"); and

     (ii) As to each Stockholder, shares of Parent Class A Common Stock held by any of the following transferees of such Stockholder (each a "Permitted Transferee"), only to the extent such shares of Parent Class A Common Stock were acquired by a Stockholder in the Merger, transferred to such Permitted Transferee by such Stockholder, and continuously held by the combination of such Permitted Transferee and the Stockholder from whom such Permitted Transferee obtained such shares, from the Effective Time of the Merger to the Measurement Date:

          (1) a Stockholder's spouse, children (including adoptive children), grandchildren, parents or siblings or a trust for the exclusive benefit of any of them (each a "Family Member" of a Stockholder);

          (2) a bank, financial institution or other lender acting as pledgee in connection with a bona fide pledge of Shares by a Stockholder;

          (3) a grantor trust established by a Stockholder for the exclusive benefit of a charitable institution that is exempt from tax pursuant to Section 501 (c)(3) of the Internal Revenue Code of 1986, as amended;

          (4) a corporation, partnership, limited liability company, business trust or other entity owned entirely by a Stockholder and/or such Stockholder's Family Members;

          (5) the estate of a Stockholder or any Family Member, or the executor, administrator or personal representative of the estate of a Family Member; and

          (6) the guardian, conservator, or custodian of a Stockholder or any Family Member adjudged disabled by a court of competent jurisdiction.

     (b) Guarantee. The Parent hereby guarantees that, if the closing price of Parent Class A Common Stock as reported in the Wall Street Journal on the Measurement Date (the "Measurement Price") is less than the Exchange Price, the Parent shall issue to each Stockholder, upon the written request of such Stockholder delivered to the Parent within 45 days after the Measurement Date, a number of additional shares of Parent Class A Common Stock having a value (based on the Measurement Price) equal to the difference between the Exchange Price and the Measurement Price multiplied by the number of Guarantee Shares held by such Stockholder and such Stockholder's Permitted Transferees, and cash in lieu of any fractional shares based on the Exchange Price.

     (c) Notice of Guarantee. Upon receipt of the notice described in Section 3.4(b) above, and prior to the issuance of Guarantee Shares to any Stockholder, the Parent shall be entitled to receive from such Stockholder such documents, certificates and other evidence as may be reasonably requested by the Parent to evidence the fact that the shares purported to be Guarantee Shares satisfy the requirements set forth in Section 3.4(a) above.

     (d) Adjustments to Exchange Price. For purposes of computing the difference between the Exchange Price and the Measurement Price under Section 3.4(b) hereof, the Exchange Price shall be appropriately adjusted to reflect any adjustment to the outstanding Parent Class A Common Stock by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, pro rata stock dividend, or similar transaction occurring after the Effective Time of the Merger.

     (e) Certain Limitations. The Parent's obligation to issue additional shares of Parent Class A Common Stock pursuant to this Section 3.4 is subject to the following limitations:

          (i) As to each Stockholder, the maximum number of shares that may be issued pursuant to this Section 3.4 is a number of shares equal to the total number of shares of Parent Class A Common Stock (including Escrow Shares) issued to such Stockholder in the Merger.

          (ii) The Parent shall not be obligated to issue any additional shares of Parent Class A Common Stock to a Stockholder under this Section 3.4 if the value of additional shares of Parent Class A Common Stock plus cash in lieu of fractional shares otherwise deliverable to such Stockholder, computed pursuant to Section 3.4(b), is less than $1,000.00.

          (iii) The rights granted to the Stockholders under this Section 3.4 are personal to each Stockholder and are not transferable or assignable. The Parent shall I have no obligation hereunder to issue additional shares of Parent Class A Common Stock other than to a Stockholder.


                                   ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND CERTAIN
                         AGREEMENTS OF THE STOCKHOLDERS

     SECTION 4.1 REPRESENTATIONS AND WARRANTIES. Each Stockholder severally represents, warrants and agrees as follows:

     (a) Such Stockholder is at the date hereof the lawful owner of the shares of Company Common Stock shown opposite his name in Exhibit A and will on the Closing Date be the lawful owner of all such shares, in each case free and clear of all liens, encumbrances and claims of every kind other than the obligations of such Stockholder under this Agreement. All such shares of Company Common Stock have been validly issued and are outstanding, fully paid and not liable to any further call or assessment. To the best knowledge of such Stockholder, Exhibit A includes a complete and accurate list of all the Stockholders of the Company, and the shares of the Company owned by each. Such Stockholder has full legal right, power and authority to enter into this Agreement, to make the representations, warranties and agreements contained herein, to cause the transactions contemplated hereby to be consummated, and to assign, transfer, and deliver his shares of Company Common Stock to the Parent in connection with the consummation of the Merger, and has obtained any requisite approval of any Governmental Entity having jurisdiction respecting such Stockholder for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and the delivery of such shares to the Parent pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, and claims of every kind.

     (b) Such Stockholder has been given access to the business premises of the Company, the Parent and its respective Subsidiaries, their business, corporate, and financial books and records for the purposes of examining the foregoing, questioning their respective directors and officers, and making all other investigations such Stockholder considered appropriate to determine or verify the business or condition (financial or otherwise) of the Company, the Parent and its respective Subsidiaries to evaluate the transactions contemplated by this Agreement.

     (c) The Parent has furnished to such Stockholder copies of its prospectus dated February 28, 1996 and its quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and such Stockholder had the opportunity to request additional information concerning the business and affairs of the Parent and the Company.

     (d) Such Stockholder has been permitted to ask questions of, and to receive answers from officers of the Parent and the Company concerning the business and financial condition of the Parent and the Company, the terms of the Parent Class A Common Stock to be issued to the Stockholders and the other provisions of the Merger, and to obtain all additional information such Stockholder considered necessary to verify the accuracy of the information received.

     (e) Such Stockholder is acquiring shares of Parent Class A Common Stock in connection with the transactions contemplated hereby solely for his own account, as principal, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of any of such stock, except through underwriters pursuant to an offering registered under the Securities Act and except as permitted by SEC Rule 144.

     (f) Such Stockholder understands that the shares of Parent Class A Common Stock to be acquired in connection with the Merger have not been registered under either the Securities Act or any state securities law, that such Stockholder must hold such stock indefinitely unless it is subsequently registered under those laws or transferred in reliance on an opinion of counsel satisfactory to the Parent and its counsel that registration under those laws is not required, and that the certificates representing such stock and any securities issued in exchange for or in substitution therefor will bear a legend restricting transfer of the securities.

   (g) Except as permitted by applicable SEC rules or by the Registration Rights Agreement, such Stockholder shall not sell, transfer, pledge or otherwise dispose of any shares of Parent Class A Common Stock acquired pursuant to the Merger unless the shares are registered under the Securities Act and under every applicable state securities law or unless such Stockholder furnishes an opinion of counsel satisfactory to the Parent and its counsel that registration under those laws is not required.

     (h) Such Stockholder is an Accredited Investor.

     SECTION 4.2 AGREEMENT TO VOTE SHARES AND RETAIN OWNERSHIP. Each Stockholder hereby agrees to vote all shares of Company Common Stock held or otherwise controlled by such Stockholder in favor of the Merger at the Stockholders' Meeting (as hereinafter defined). Each Stockholder further agrees not to transfer any of such Stockholder's shares of Company Common Stock until such time as this Agreement is terminated or the Merger is consummated, except to an entity controlled by such Stockholder and with the prior written consent of the Parent.


                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company and the Stockholders jointly and severally represent, warrant and agree as follows:

     SECTION 5.1 ORGANIZATION. The Company is a corporation organized, validly existing, and in active status under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. Schedule 5.1 sets forth for the Company (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not have a Material Adverse Effect on the Company taken as a whole.

     SECTION 5.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists solely of 1,000 shares of Company Common Stock of which, as of the date hereof, 1,000 shares of Company Common Stock are issued and outstanding. The issued and outstanding shares of Company Common Stock are registered in the names and in the respective amounts shown on Exhibit A hereto. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights in respect thereof, and no shares are held in the treasury of the Company. As of the date hereof, no Voting Debt of the Company is issued or outstanding. As of the date hereof, there are no existing options, warrants, puts, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Company, or obligating the Company to issue, transfer, or sell or cause to be issued, transferred, or sold, any shares of capital stock or Voting Debt of, or other equity interests in, the Company, or securities convertible into or exchangeable for such shares or equity interests or obligating the Company to grant, extend, or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company. All of the outstanding shares of Company Common Stock were issued pursuant to available exemptions under federal and state securities laws. The Company does not have any Subsidiaries or own any shares of stock of any other corporation.

     SECTION 5.3 AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock). The execution, delivery, and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by the Stockholders). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Parent and Newco, respectively, constitutes a valid and binding obligation of the Company, enforceable against the Company and the Stockholders in accordance with its terms.

     SECTION 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. To the Knowledge of the Company and the Stockholders, and except as set forth in Schedule 5.4, neither the execution, delivery, or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of incorporation or the Bylaws of the Company, (b) require any filing with, or permit, authorization, consent, or approval of, any Governmental Entity,

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound, or (d) violate any order, writ, injunction, decree, ruling statute, rule, or regulation applicable to the Company, or any of its properties or assets.

     SECTION 5.5 FINANCIAL STATEMENTS. Attached hereto as Exhibit E are the following financial statements (collectively the "Company Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1992, December 31, 1993, December 31, 1994, and December 31, 1995, (the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six months elided June 30, 1996, and the management financial statements of the Company dated August 31, 1996 (the "Most Recent Fiscal Month End") for the Company, provided, however, that the Most Recent Financial Statements are subject to normal year end adjustments and lack footnotes and other presentation items. The Company Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete). At the Most Recent Fiscal Month End, Company owned all assets shown on the Most Recent Financial Statements, subject to no Security Interests, liens, charges, mortgages, or other encumbrances except as noted therein. To the Knowledge of the Company and the Stockholders, all liabilities of the Company are reflected on the books and records of Company.

     SECTION 5.6 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 5.6, since the Most Recent Fiscal Year End, no event has occurred which had or could have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date:

          (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving payment by the Company of more than $10,000.00 or outside the Ordinary Course of Business;

          (iii) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000.00, to which the Company is a party or by which any of them is bound;

          (iv) the Company has not imposed or granted any Security Interest upon any of its assets, tangible or intangible;

          (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000.00, or outside the Ordinary Course of Business;

          (vi) the Company has not made ANY capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000.00, or outside the Ordinary Course of Business;

          (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $ 1 0,000.00, singly or $50,000.00, in the aggregate;

          (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000.00, or outside the Ordinary Course of Business;

          (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) there has been no change made or authorized in the charter or bylaws of the Company;

          (xii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock other than dividends paid to the Stockholders in the Ordinary Course of Business;

          (xiv) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xviii) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xix) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xx) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xxi) the Company has not received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect on the assets, operations or prospects of the Company;

          (xxii) the Company has not encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

          (xxiii) the Company has not instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Company or its properties;

          (xxiv) the Company has not entered into any transaction, contract or commitment other than in the Ordinary Course of Business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

          (xxv) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

          (xxvi) the Company has not committed to any of the foregoing.

     SECTION 5.7 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Company Financial Statements or in the Schedules to this Agreement, the Company has no outstanding indebtedness, guaranties, or matter of suretyship, is not a party to any mortgage, deed of trust, indenture, loan or credit agreement, or similar instrument or agreement, and is not subject to any claims or liabilities, accrued, absolute, contingent or otherwise, other than trade or business obligations incurred in the ordinary course of business since the date of the Company Financial Statements, in amounts usual and normal both individually and in the aggregate for its business.

     SECTION 5.8 EMPLOYEE BENEFITS.

     (a) Schedule 5.8 lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

          (i) To the Knowledge of the Company and the Stockholders, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

          (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

          (iv) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401
(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

          (v) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension
Benefit Plan terminating on the date for determination.

          (vi) The Company has delivered to the Parent correct and complete copies of the plan documents and summary plan descriptions, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

          (vii) There are no pending or, to the Knowledge of the Company or the Stockholders, threatened or expected claims by or on behalf of any such Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

     (b) To the Knowledge of the Company and the Stockholders, with respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, to the Knowledge of the Company or the Stockholders, threatened.

          (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company threatened. The Company does not have any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

          (iii) The Company has not incurred or has any reason to expect that the Company shall incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

          (iv) No such Employee Benefit Plan that is an Employee Pension Benefit Plan has incurred any "accumulated funding deficiency" (as defined in ERISA Sec. 302 and Code Sec. 412), whether or not waived, as of the last day of the most recent fiscal year of each such Employee Pension Benefit Plan ended prior to the Closing Date.

     (c) The Company does not contribute to and has never contributed to, or ever has been required to contribute to any Multiemployer Plan and does not have liability (including withdrawal Liability) under any Multiemployer Plan.

     (d) The Company does not maintain or contribute, or ever has maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     SECTION 5.9 OTHER BENEFIT PLANS. Except as set forth in Schedule 5.9 and except as provided for in this Agreement, as of the date of this Agreement the Company is not a party to any oral or written (a) consulting agreement not terminable on 60 days or less notice involving the payment of more than $10,000.00 per annum, (b) union or collective bargaining agreement, (c) agreement with any executive officer or other key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $10,000.00 per annum, or (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 5.10 LITIGATION. Schedule 5. 10 sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits proceedings, hearings, and investigations set forth in Schedule 5.10 could have a Material Adverse Effect upon the business, financial condition, operations, results of operations, or future prospects of the Company. The Company does not have any reason to believe that any other such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

     SECTION 5.11 COMPLIANCE WITH APPLICABLE LAW. To the Knowledge of the Company and the Stockholders, the Company holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole. To the Knowledge of the Company and the Stockholders, the Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. To the Knowledge of the Company and the Stockholders, and except as disclosed in Schedule 5.11, the business of the Company is not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. To the Knowledge of the Company and the Stockholders, and except as set forth in Schedule 5. 1 1, no investigation or review by any Governmental Entity with respect to tile Company is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not have a Material Adverse Effect on the Company.

     SECTION 5.12 VOTE REQUIRED. The affirmative vote of Stockholders having a majority of the votes entitled to be cast by the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     SECTION 5.13 TAX RETURNS AND AUDITS.

     (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects (based upon advice from the Company's accountants). All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) The Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge based upon personal contact with any agent of such authority. Schedule 5.13 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1991.

     (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The Company has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments not deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company ) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (f) The unpaid Taxes of the Company (A) did not, as of December 31, 1995, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company's balance sheet as of June 30, 1996 (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     SECTION 5.14 MATERIAL CONTRACTS. Schedule 5.14 lists the following contracts and other agreements to which the Company is a party (each a "Material Contract"):

     (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000.00 per year;

     (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (including insurance, reinsurance and other risk-sharing agreements), the performance of which shall extend over a period of more than one year, result in a Material loss to the Company, or involve consideration in excess of $10,000.00;

     (c) any agreement concerning a partnership or joint venture;

     (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangibleI

     (e) any agreement concerning confidentiality or noncompetition;

     (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of any current or former directors, officers, and employees;

     (g) any collective bargaining agreement;

     (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000.00 or providing severance benefits;

     (i) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

     (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; or

     (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.00.

The Company has delivered to the Parent a correct and complete copy of each written agreement listed in Schedule 5.14 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5.14. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreement; and (C) no party has repudiated any provision of any such agreement.

     SECTION 5.15 REAL PROPERTY AND LEASES. (a) The Company does not own any real property. Schedule 5.15 lists all parcels of real property leased by the Company. To the Knowledge of the Company and the Stockholders, with respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. All facilities owned or leased have received all approvals of applicable

Governmental Entities (including licenses and permits) required in connection with the operation thereof.

     (b) Company has delivered to Parent a true and complete copy of every lease under which Company is a tenant or subtenant (and for each sublease, true and complete copies of all leases to which the sublease is subject, and each such Lease is described on Schedule 5.15.

     (C) Each lease is in full force and effect and has not been assigned, modified, supplemented, or amended except as described on Schedule 5.15, and neither Company nor, to the best of Company's knowledge, the landlord or sublandlord under any lease is in default under any of the leases, and no circumstances or state of facts presently exists that, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any lease to terminate any such lease.

     (d) Each lease sets forth the entire agreement between the landlord or sublandlord and Target, and there are no amendments, oral or written, except as set forth on Schedule 5.15, and no landlord has the presently exercisable right to cancel or terminate any lease.

     (e) There are no outstanding or unsatisfied obligations of Company to perform any leasehold improvement or other work or to reimburse or pay for any such work under any of the leases.

     (f) There are no outstanding or unsatisfied obligations of Company for any leasing commissions under any of the leases.

     (g) Company has (without exception) a good , marketable, and insurable leasehold estate to all Real Property that it leases, free and clear of all Security Interests.

     SECTION 5.16 TANGIBLE PERSONAL PROPERTY.

       (a) Ownership. Except as set forth in the Company Financial Statements, Company is the sole lawful and beneficial owner of its tangible personal property, other than tangible personal property that Company has the right to use in its business pursuant to valid and enforceable contracts, free and clear of all Security Interests, and it has good and marketable title to all such property.

     (b) Depreciation Schedule. Schedule 5.16 is Company's depreciation schedule, and such schedule sets forth all material tangible personal property existing on the date hereof.

       (c) No Removal of Property. Company has not removed or permitted the removal of any tangible personal property from its business premises since the Most Recent Financial Statement except in the Ordinary Course of Business.

     SECTION 5.17 ENVIRONMENTAL AND EMPLOYEE SAFETY MATTERS.

     (a) The Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceedings, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

     (b) The Company does not have any liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for damage to any site, location, or body of water (Surface or subsurface), for any illness of or, personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     (c) All properties and equipment used in the business of the Company have been free of Hazardous Materials.

     SECTION 5.18 INTELLECTUAL PROPERTY.

     (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary for or used in the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Time shall remain owned or available for use by the Surviving Corporation on identical terms and conditions as of the Effective Time. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

     (b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

     (c) Schedule 5.18(a) identifies each trademark, copyright and patent registration that has been issued to the Company with respect to any of its Intellectual Property, identifies each pending trademark, copyright or patent application or application for registration that the Company has made with respect to any of its Intellectual Property. Schedule 5.18(b) identifies each trade name, trademark and service mark (whether or not registered), used by the Company. Schedule 5.18(c) identifies each license, agreement, or other permission that any of the Company has granted to any third party with respect to any of its intellectual Property (together with any exceptions). The Company has delivered to the Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

     (d) As to each item of Intellectual Property required to be identified in
Schedule 5.18:

          (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, or other restriction other than a license;

          (ii) other than those items required to be identified in Schedule 5.18(c), the Company possesses all right, title, and interest in and to the item, free and clear of any license;

          (iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (iv) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

          (v) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     (e) Schedule 5.18(d) identifies each item of intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (other than commercially available software for personal computers). The Company has delivered to the Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of intellectual Property required to be identified in Schedule 5.18;

          (i)   the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger;

          (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

          (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

          (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

          (viii)the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (f) To the Knowledge of the Company, the Surviving Corporation shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

     SECTION 5.19 INSURANCE POLICIES. Schedule 5.19 sets forth a complete and correct list and summary description of all insurance policies held by the Company with respect to their respective businesses, and true and complete copies of such policies have been delivered to the Parent. The Company has complied with all the provisions of such policies, and the policies are in full force and effect.

     SECTION 5.20 ERRORS AND OMISSIONS. Except as disclosed on Schedule 5.20, the Company has not incurred any liability or taken or failed to take any action that will result in a liability (whether reported or unreported, absolute or contingent, liquidated or unliquidated, due or to become due, or known or unknown) for errors or omissions in the conduct of the business of the Company, except such liabilities as are covered by insurance. Of those matters described on Schedule 5.20, the Company has received no notice of any activity of any kind with respect to the prosecution of any of such claims for a period of at least two years prior to and through the date hereof.

     SECTION 5.21 BROKERS' FEES. The Company has no liability or obligation to pay any fees, commissions, or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     SECTION 5.22 NO MISREPRESENTATIONS. None of the representations and warranties of the Company set forth in this Agreement or in the attached Exhibits and Schedules, notwithstanding any investigation thereof by the Parent, contains or will contain any untrue statement of a material fact, or omits or will omit the statement of any material fact necessary to render the same not misleading, either at the date hereof or at the Closing Date.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                            OF THE PARENT AND NEWCO

     The Parent and Newco represent and warrant to the Company and the Majority Stockholders as follows:

     SECTION 6.1 ORGANIZATION. Each of the Parent and Newco is a corporation organized, validly existing, and in active status under the laws of the jurisdiction of its incorporation.

     SECTION 6.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Parent consists solely of 100,000,000 shares of Parent Class A Common Stock, 100,000,000 shares of Parent Class B Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the date hereof, 1 1,047,582 shares of Parent Class A Common Stock, 24,334,443 shares of Parent Class B Common Stock, and no shares of Parent Preferred Stock were issued and outstanding. As of the date hereof, the authorized capital stock of Newco consists of 10,000 shares of Newco Common Stock, 1,000 shares of which are issued and outstanding and are owned by the Parent.

     SECTION 6.3 AUTHORITY. The Parent and Newco have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent and Newco and no other corporate proceeding on the part of the Parent or Newco is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Parent and Newco, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company and the

Stockholders, constitutes a valid and binding obligation of each of the Parent and Newco, as the case may be, enforceable against them in accordance with its terms.

     SECTION 6.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in
Schedule 6.4, neither the execution, delivery, or performance of this Agreement by the Parent and Newco, nor the consummation by the Parent and Newco of the transactions contemplated hereby, nor compliance by the Parent and Newco with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or bylaws of the Parent and Newco, (b) require any filing with, or permit, authorization, consent, or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a Material Adverse Effect on the Parent taken as a whole), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which the Parent is a party or by which it or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Parent, or any of its properties or assets, except in the case of (c) and (d) for violations, breaches, or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Parent.

     SECTION 6.5 SEC REPORTS. The Parent has filed with the SEC and has heretofore made available to the Company, true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act.

     SECTION 6.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent SEC Documents or Schedule 6.6, since December 31, 1995, there have been no events, changes, or effects having, individually or in the aggregate, a Material Adverse Effect on the Parent taken as a whole.


                                  ARTICLE VII
                                   COVENANTS

     SECTION 7.1 BEST EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions in this Agreement, the parties hereto shall each use all reasonable efforts to perform their respective obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement.

     SECTION 7.2 NOTICES AND CONSENTS. The Company will give any notices to third parties, and will use all reasonable efforts to obtain any third party consents, that the Parent may request in connection with the matters referred to in Section 5.4 above.

     SECTION 7.3 OPERATION OF BUSINESS. The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not, without the written consent of the Parent:

     (a) authorize or effect any change in its charter or bylaws;

     (b) grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

     (c) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, except that Company may pay policyholder dividends in the Ordinary Course of Business;

     (d) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

     (e) impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

     (f) make any capital investment in, make any loan to, or acquire the securities or assets of, any other Person outside the Ordinary Course of Business;

     (g) make any change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

     (h) sell, lease, transfer, or dispose of any of its properties or assets, waive or release any rights or cancel, compromise, release, or assign any indebtedness owed to it or any claims held by it, except in the Ordinary Course of Business but in no event shall any such sale, lease, transfer, disposition, waiver, release, cancellation, compromise, or assignment exceed $10,000.00;

     (i) fail to perform in all material respects its obligations under Material Contracts (except those being contested in good faith) or enter into, assume, or amend any contract or commitment that would be a Material Contract other than contracts to provide services entered into in the ordinary and usual course of business;

     (j) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless the Company makes reasonable efforts to obtain simultaneously with such termination or cancellation replacement policies providing substantially the same coverage on commercially reasonable terms and, if so available, such policies are in full force and effect;

     (k) enter into any union, collective bargaining, or similar agreement; or

     (1) enter into any agreement to do any of the things described in clauses
(a) through (k) above.

     SECTION 7.4 FULL ACCESS. The Company will permit representatives of the Parent to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Parent will treat and hold as such any Confidential Information it receives from the Company in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Company all tangible embodiments (and all copies) thereof that are in its possession. The Company will request its auditing firm to permit the Parent and its representatives, including its auditing firm, to review the work papers of the auditing firm of the Company relating to their examination of the Company Financial Statements. No investigation by or on behalf of the Parent heretofore or hereafter made shall affect the representations and warranties of the Company or the Stockholders.

     SECTION 7.5 NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the others of any adverse development causing a Material breach of any of its own representations and warranties in Articles IV, V and VI above. No disclosure by any party pursuant to this Section, however, shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     SECTION 7.6 EXCLUSIVITY. From the date hereof until the Effective Time or until this Agreement is terminated as provided in Article XI, the Company shall not, directly or indirectly, through any officer, director, agent, stockholder (including the Stockholders) or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, directly or indirectly, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any such action, and the Company shall notify the Parent thereof orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver to the Parent a copy of such inquiry or proposal.

     SECTION 7.7 INSURANCE AND INDEMNIFICATION. The Company, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the Articles of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time.

     SECTION 7.8 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance unless the Parent is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable Nasdaq rules.

     SECTION 7.9 EXPENSES. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses (including any brokerage commissions or any finder's or investment banker's fees and including attorneys' and accountants' fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Parent and the Company shall share equally the costs of any required filings with federal and state regulatory authorities.

     SECTION 7.10 ANTITRUST CHALLENGES. The Company and the Parent have not made a filing pursuant to the HSRA because the size of the transaction contemplated by this Agreement is less than $15,000,000.00. In the event a suit is instituted challenging the Merger as violative of the antitrust laws, each of the Parent and the Company will use all reasonable efforts to defend against such suit. The Parent and the Company will use all reasonable efforts to take such action as may be required by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger; however, the Parent shall not be required to agree to any divestiture by the Parent or the Company, of any shares of capital stock or of any business, properties or assets of the Parent or the Company, or to the imposition of any material limitation on the ability of the Parent to conduct such business or to own or exercise control of such stock, business, properties or assets.

                                  ARTICLE VILL
                                   CONDITIONS

     SECTION 8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, the Parent and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) Company Stockholder Approval. The Stockholders shall have approved and adopted this Agreement and the Merger in the manner required by the Company's Articles of Incorporation, Bylaws, and applicable law.

     (b) Tax Effect of Merger. The Company and the Parent shall each have received a written opinion of Holland & Knight, in form reasonably satisfactory to the Company and the Parent (the "Tax Opinion"), to the effect that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. In connection with the Tax Opinion, Holland & Knight shall be entitled to make such factual assumptions as it deems necessary, and such factual assumptions shall be confirmed by certificates executed by each Stockholder and by responsible officers of the Company and the Parent. Holland & Knight may also rely on all representations, warranties, covenants and agreements of the parties contained in this Agreement or any Schedule hereto.

     SECTION 8.2 CONDITIONS TO OBLIGATIONS OF THE PARENT AND NEWCO. Consummation of the Merger is subject to the fulfillment to the satisfaction of the Parent, prior to or at the Closing, of each of the following conditions:

     (a) Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity (other than the filing of the Articles of Merger with the Secretary of State of Alabama) which are required for or in connection with the execution and delivery of this Agreement by the Company and the Stockholders and the consummation by the Company and the Stockholders of the transactions contemplated hereby shall have been obtained or made.

     (b) Injunction, etc. The consummation of the Merger will not violate the provisions of any injunction, order, judgment, decree, law or regulation applicable or effective with respect to the Company, the Parent, Newco or their respective officers and directors. No suit or proceeding shall have been instituted by any person, or, to the knowledge of the Parent, shall have been threatened by any Governmental Entity, which seeks (i) to prohibit, restrict or delay consummation of the Merger or to limit in any material respect the right of the Parent to control any material aspect of the business of the Parent or the Surviving Corporation after the Effective Time, or (ii) to subject the Parent or the Company or their respective directors or officers to material liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement; however, in the case of (ii) above, the Parent shall have made a good faith determination that a substantial basis exists which would support a finding of such liability against the officers and directors of the Company or the Parent.

     (c) Representations and Warranties. The representations and warranties of the Company and the Stockholders contained in this Agreement shall have been true and correct in all respects at the date hereof and shall also be true and correct in all respects at and as of the Effective Time, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Effective Time, except in either case as such representations and warranties by their terms relate only to periods of time prior to the Effective Time, and except as set forth in the Schedules, and the Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

     (d) Certificate. The Company shall have delivered to the Parent a certificate, dated as of the Closing Date, of the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that (i) they are familiar with the provisions of this Agreement and (ii) to the best of their Knowledge the conditions specified in Section 8.2(c) have been satisfied. Such certificate shall also specify the number of issued and outstanding shares of the Company Common Stock and shall certify that to the best of their Knowledge there has been no violation by the Company of Sections 7.4 or 7.6 hereof.

     (e) Opinion and Confirmation of the Company's Counsel. The Parent and Newco shall have received an opinion or opinions, dated as of the Closing Date, of Rushton, Stakely, Johnston & Garrett, counsel to the Stockholders, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to the Parent, substantially to the effect that:

          (i) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Alabama, and has the corporate power and authority to own its properties and assets and to conduct its business as it is presently conducted.

          (ii) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date of such opinion, there are 1,000 shares of Company Common Stock issued and outstanding. The issued and outstanding shares of Company Common Stock are duly authorized, validly issued, and fully paid and non-assessable, were issued pursuant to available exemptions under federal and state securities laws, and are held by the Stockholders in the amounts set forth on Exhibit A to this Agreement. To the Knowledge of such counsel, the Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

          (iii) The Company and each of the Stockholders each has the power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed by them, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly adopted by the Board of Directors of the Company and by the Stockholders. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and the Stockholders and are valid and binding agreements of the Company and the Stockholders, enforceable in accordance with their respective terms, subject to: (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally; and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

          (iv) Neither the execution or delivery by the Company of this Agreement nor the performance of its obligations hereunder will (with the passage of time or the giving of notice or both): (i) constitute a violation of, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim against, or upon any of the property of, the Company under (1) any term or provision of the Articles of Incorporation or Bylaws of the Company, (11) any Material Contract, (111) any permit, judgment, decree or order of any Governmental Entity that is listed on Schedule 5.4 or that is known to such counsel or (IV) any applicable law that in the experience of such counsel is normally applicable to transactions of the kind contemplated by this Agreement; or (ii) create or cause the acceleration of the maturity of, any indebtedness, obligation, or liability of the Company that is listed on
Schedule 5.15 or that is known to such counsel.

          (v) Except for the filing of the Articles of Merger with the Secretary of State of Alabama, each consent, authorization, order and approval of, and filing and registration with, any Governmental Entity required to be made or obtained by the Company for the execution and delivery of this Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated by this Agreement have been made or obtained.

          (vi) Upon the filing of the Articles of Merger with the Secretary of State of Alabama, the Merger shall become effective in accordance with Alabama law.

     (f) Certain Antitrust Matters. No proceeding shall be pending or threatened with respect to the transactions hereunder and no order, decree or judgment shall have been entered or issued, which, in any such case, would require any divestiture by the Parent or the Company of any shares of capital stock or of any business, properties or assets of the Parent or the Company, or the imposition of any material limitation on the ability of the Parent to conduct its business or to own or exercise control of such stock, business, properties or assets.

     (g) Appraisal Rights. Appraisal rights under Alabama law shall not have been perfected by any holders of the outstanding shares of Company Common Stock.

     (h) Due Diligence Review. The Parent shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, and condition (financial or otherwise) of the Company.

     (i) Employment Agreements. The Parent shall have executed employment agreements with each of the Stockholders on terms consistent with the Parent's standard executive employment agreement.

     (j) Agreement with Ray Smith. The Parent shall have executed a mutually acceptable agreement with Ray Smith that contains a non-competition clause acceptable to the Parent.

     (k) Articles of Merger. Company shall execute and deliver to Parent Articles of Merger in form and substance reasonably acceptable to Parent for filing with the Secretary of State of Alabama.

     (1) Estoppel Certificates. Company shall deliver to Parent an estoppel certificate of each lessor under each lease of Real Property in form and substance satisfactory to Parent which describes in the property leased, the monthly or annual rental, the remaining term of the lease, certifying that there is not a default under the lease, and confirming that the lease will continue in full force and effect after the Closing.

     (m) 401 K Plan. Company shall have terminated its existing 401(k) benefit plan.

     (n) Additional Certificates, etc. The Company, and the Stockholders shall have furnished to the Parent such additional certificates, opinions, and other documents as the Parent may have reasonably requested as to any of the conditions set forth in Sections 8.1 and 8.2.

     SECTION 8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. Consummation of the Merger is subject to the fulfillment to the satisfaction of the Company, prior to or at the Effective Time, of each of the following conditions:

     (a) Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity, (other than the filing of the Articles of Merger with the Secretary of State of Alabama) which are required for or in connection with the execution and delivery of this Agreement by the Parent and Newco and the consummation by the Parent and Newco of the transactions contemplated hereby shall have been obtained or made.

     (b) Injunction, etc. The consummation of the Merger will not violate the provisions of any injunction, order, judgment, decree, law, or regulation applicable or effective with respect to the Company or its officers or directors.

     (c) Representations and Warranties. The representations and warranties of the Parent and Newco contained in this Agreement shall have been true and correct in all respects at the date hereof and shall also be true and correct in all respects at and as of the Effective Time, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Effective Time or except as such representations and warranties by their terms relate only to periods of time prior to the Effective Time or except where the failure of any representation or warranty to be correct would not have a Material Adverse Effect on the ability of the Parent to consummate the Merger or would not have a Material Adverse Effect on the Parent, and the Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

     (d) Parent Shares. The shares of Parent Class A Common Stock issued to the Stockholders pursuant to the Merger shall, upon consummation of the Merger, be validly authorized and issued, fully paid, and nonassessable.

     (e) Certificate. The Parent shall have delivered to the Company a certificate, dated as of the Effective Time, of the Chief Executive Officer or a senior executive officer of the Parent to the effect that (i) he is familiar with the provisions of this Agreement and (ii) to the best of his Knowledge the conditions specified in Section 8.3(c) have been satisfied.

     (f) Execution of Registration Rights Agreement. The Parent shall have executed and delivered to the Stockholders the Registration Rights Agreement.

     (g) Additional Certificates, etc. The Parent shall have furnished to the Company such additional certificates, opinions, and other documents as the Company may have reasonably requested as to any of the conditions set forth in Sections 8.1 and 8.3.


                                   ARTICLE IX
                    REMEDIES FOR BREACHES OF THIS AGREEMENT

     SECTION 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The representations, warranties, covenants, indemnification provisions, and agreements of the Parties made or set forth in this Agreement (including the Exhibits and Schedules hereto), as the same may be modified in any certificate delivered by the Stockholders or any of them at Closing and approved by the Parent or in any certificate or document delivered pursuant hereto, shall survive the execution and delivery of this Agreement, the Closing Date, the consummation of the Merger, and any investigation made by the parties and shall continue in full force and effect thereafter for the period provided in this
Article IX.

     SECTION 9.2 INDEMNIFICATION.

     (a) Subject to Section 9.4, the Stockholders shall, jointly and severally, indemnify and hold harmless each Constituent Corporation and the Parent from and against any Loss that the Constituent Corporations and the Parent, or any of them or their successors and assigns, for any cause at any time may sustain or incur as a result of any misrepresentation or breach of any warranty, covenant, agreement or obligation made by the Company or the Stockholders under this Agreement, any Ancillary Agreement, or in any Schedule, Exhibit, certificate or other instrument pursuant hereto, or for any and all Tax liability that is assessed against the Company with respect to any matter that arises prior to the Effective Time (in each case, an "Event of Indemnity").

     (b) The Constituent Corporations and Parent agree that they will not seek indemnification against the Stockholders pursuant to this Agreement until the aggregate amount of Losses suffered by the Constituent Corporations and the Parent exceed $50,000.00.

     SECTION 9.3 MANNER OF INDEMNIFICATION. Upon the occurrence of an Event of Indemnity, the Parent may, at or at any time after such occurrence, notify the Stockholder(s) from whom indemnification is sought (the "Indemnifying Stockholders") and Escrow Agent thereof, stating specifically the obligation(s) with respect to which the claim is made, the facts giving rise to and alleged basis for such claim, and the amount of the Loss incurred or that may be incurred by reason thereof (a "Notice of Claim"). If the Parent makes a demand for indemnification with respect to an Event of Indemnity for which more than one Indemnifying Stockholder would be liable under this Agreement, it shall make such demand against the Indemnifying Stockholders that would be liable for said Event of Indemnity. Within 30 days after the mailing of such notice, the Indemnifying Stockholders shall, subject to Section 9.4, either (a) notify the Escrow Agent and the Parent that they accept the amount of such indemnification claim as set forth in the Notice of Claim, in whole or in part, and instruct the Escrow Agent to charge such accepted amount against the Stockholders pro rata under the Escrow Agreement, or (b) notify the Escrow Agent and the Parent that they deny or dispute the alleged occurrence of such Event of Indemnity as asserted in the Notice of Claim by the Parent. If such Event of Indemnity relates to a claim by a person or persons other than the Parent or a Constituent Corporation, and the amount of such claim is fully covered by the foregoing indemnity, as limited by Section 9.4 hereof, the Indemnifying Stockholders or any of them may elect, within said 30-day period, to defend against such claim at their expense, in lieu of the Parent or a Constituent Corporation assuming such defense. If the Indemnifying Stockholders or any of them elect to assume such defense, they shall retain counsel reasonably satisfactory to the Parent.

     If within said 30-day period, none Of the Indemnifying Stockholders has, with respect to an Event of Indemnity, taken the action required to be taken within said period, the amount set forth in the Parent's Notice of Claim with respect to such Event of Indemnity shall be deemed to have been accepted by the Stockholders under this Section 9.3 and shall be charged against the Stockholders as settled Losses of the Parent pro rata under the Escrow Agreement.

     SECTION 9.4 CERTAIN LIMITATIONS. Except in the case of fraud or willful concealment, the liability of the Stockholders hereunder shall be limited as follows:

     (a) All liability of the Stockholders under this Article IX shall cease three years after the Closing Date. However, the liabilities of the Stockholders hereunder shall continue indefinitely with respect to the occurrence of Events of Indemnity with respect which the Parent shall have mailed notice prior to the expiration of the Indemnity Period or with respect to which there has been any willful concealment by the Stockholders, or either of them, either before or after the date hereof.

     (b) The liability of any particular Stockholder with respect to any Loss shall be limited to such Stockholder's pro rata share of the Target Acquisition Price.

     SECTION 9.5 NOTICES. The Parent will endeavor to notify the Stockholders and the Escrow Agent promptly upon the receipt by a responsible officer of the Parent of knowledge of a state of facts that if not corrected, would in its judgment constitute an Event of Indemnity hereunder. However, in no event shall the Parent's failure to notify the Stockholders under this Section 9.5 bar its right to indemnity pursuant to Section 9.2.

     SECTION 9.6 EXPENSES. Any expenses in connection with a claim of Loss hereunder, including without limitation, investigation or audit expenses, attorneys' fees, or court costs, shall be borne by the prevailing party in any dispute; however, upon assumption of the defense of a claim hereunder and the admission by the assuming Stockholder of liability (subject to Section 9.4) for the Loss, a Stockholder will not be liable to the Parent for any legal or other costs and expenses subsequently incurred by the Parent in connection with the defense.

     SECTION 9.7 OTHER REMEDIES. Except for non-monetary equitable relief, from and after the Closing, the rights set forth in this Article IX shall be the Parent's sole and exclusive remedy against the Stockholders for any misrepresentations and any and all breaches of the warranties, covenants, agreements and obligations contained in or arising out of Article V of this Agreement. To the extent monetary damages are sought, Parent's remedies under this Article IX shall be obtained first against the Escrow Fund, and thereafter against the Stockholders individually. Nothing herein shall prevent the Parent from asserting or recovering upon a claim based upon allegations of fraud or other willful breach of an obligation of or with respect to the Stockholders or the Constituent Corporations in connection with this Agreement or for breach of any of the covenants that by their terms continue in effect after the Closing Date. In the event that any such claim for fraud or willful breach is asserted, the prevailing party's attorneys fees and costs shall be paid by the non-prevailing party.

                                   ARTICLE X
                            ESTABLISHMENT OF ESCROW

     SECTION 10.1 CREATION. The Escrow Shares, together with stock powers executed in blank by each of the Stockholders, shall be delivered by the Parent to the Escrow Agent. The fees payable to the Escrow Agent for maintaining the Escrow Fund shall be paid by the Parent. The Escrow Shares shall be maintained by the Escrow Agent for a period beginning at the Effective Time and ending two years thereafter and shall be available to satisfy the indemnification rights of the Parent and the Surviving Corporation set forth in Article IX, pursuant to the terms of the Escrow Agreement.

     SECTION 10.2 DISBURSEMENT FOR CLAIMS. Disbursements from the Escrow Fund shall be made at the expiration of the Escrow Agreement, subject to the retention of Escrow Shares as to which claims have not been settled, all in accordance with the terms of the Escrow Agreement.

     SECTION 10.3 DIVIDENDS ON ESCROW SHARES; VOTING OF ESCROW SHARES. The Stockholders shall retain all ordinary dividends and voting rights concerning the Escrow Shares, in accordance with the Escrow Agreement.


                                   ARTICLE XI
                          TERMINATION AND ABANDONMENT

     SECTION 11.1 TERMINATION AND ABANDONMENT. This Agreement and the Merger may be terminated and abandoned at any time prior to the Effective Time:

     (a) By mutual action of the Board of Directors of the Parent and the Company, whether before or after any action by the Stockholders.

     (b) By the Parent:

          (i) if any event shall have occurred as a result of which any condition set forth in Section 8.2 is no longer capable of being satisfied; or

          (ii) if there has been a breach by the Company of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have a Material Adverse Effect on the Company, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by the Parent to the Company.

     (c) By the Parent if:

          (i) The Company (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction which has not been consented to in writing by the Parent;

          (ii) The Board of Directors of the Company shall have withdrawn or materially modified its authorization, approval or recommendation to the holders of the Company Common Stock with respect to the Merger or this Agreement in a manner adverse to the Parent or shall have failed to make such favorable recommendation; or

          (iii) Any person, entity or "group" (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (other than the Parent or any of its affiliates) shall have (A) commenced or publicly proposed to commence a tender offer or exchange offer for at least 15 percent of the then total outstanding Company Common Stock, (B) acquired more than 15 percent of the then total outstanding Company Common Stock, or (C) solicited and received proxies or consents sufficient to permit it to elect directors nominated by it to a majority of the members of the Company's Board of Directors or to block approval of the Merger and the transactions contemplated by this Agreement by the holders of Company Common Stock.

     (d) By the Company:

          (i) if any event shall have occurred as a result of which any condition set forth in Section 8.3 is no longer capable of being satisfied.

          (ii) if there has been a breach by the Parent or Newco of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on the ability of the Parent or Newco to consummate the Merger, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of the Parent or Newco, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Parent.

     (e) By the Parent or the Company if there shall have occurred (i) any general suspension of, or limitation on, trading in securities generally on Nasdaq continuing for a period of 15 days, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States continuing for a period of 15 days.

     (f) By either the Parent or the Company if (i) any event shall have occurred as a result of which any condition set forth in Section 8.1 is no longer capable of being satisfied or (ii) the Merger shall not have been consummated by November 1, 1996; however, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner which proximately contributed to the failure of any such condition to be satisfied or the failure to consummate the Merger.

     SECTION 11.2 SPECIFIC PERFORMANCE. The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event that any party violates or fails and refuses to perform any covenant made by it herein the other parties will be without adequate remedy at law. Each party agrees, therefore, that, in the event that it violates or fails and refuses to perform any covenant made by it herein, the other parties so long as it or they are not in breach hereof, may, in addition to any remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or seek any other equitable relief.

     SECTION 11.3 RIGHTS AND OBLIGATIONS UPON TERMINATION. If this Agreement is terminated and abandoned as provided herein, each party will redeliver all documents, work papers, and other materials of any party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any party hereto with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; however, this Section 11.3 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any Governmental Entity. The Parent shall continue to be bound by the provisions of the Confidentiality Agreement following termination of this Agreement.

     SECTION 11.4 EXPENSES. The Company and the Parent each acknowledge that the other has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other and their respective Subsidiaries, and has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation and negotiation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate similar transactions with other parties due to the limited number of personnel available for such purpose and the constraints of time. Therefore, the Company and the Parent agree as follows:

     (a) Expenses. If the Parent terminates this Agreement pursuant to Section 11.1(b) by reason of the failure to meet the condition of Section 8.2 due to the Company's knowing and intentional or grossly negligent misrepresentation or knowing and intentional or grossly negligent breach of warranty or breach of any covenant or agreement, or pursuant to Section 11.1(c), then the Company shall pay the Expenses to the Parent on demand, in same day funds. If the Company terminates this Agreement pursuant to Section 11.1(d) by reason of the failure to meet the condition of Section 8.3 due to the Parent's knowing and intentional or grossly negligent misrepresentation or knowing and intentional or grossly negligent breach of warranty or breach of any covenant or agreement, then the Parent shall pay the Expenses to the Company on demand, in same day funds. For purposes of this Section 11.4, "Expenses" shall include all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants- experts and consultants to the Parent and the Company, respectively) actually incurred by the Parent or the Company or on their behalf in connection with the Merger and all transactions contemplated by this Agreement.

     (b) Payment. Any payment required pursuant to this Section 11.4 shall be made as promptly as practicable, but in no event later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by the Parent. If either party is entitled to the Expenses, the other party shall also pay to the other interest at the rate of 8 1/2% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation to pay the Expenses or such interest.

     (c) Effect of Payment. Except as provided in Section 11.5, upon payment of the Expenses this Agreement shall terminate with no further liability of the Company or the Parent at law or equity resulting therefrom.

     SECTION 11.5 EFFECT OF TERMINATION. In the event of a termination and abandonment of this Agreement pursuant to Section 11.1 above, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its respective officers, directors or stockholders, other than the provisions of Section 7.5, 7.9, 7.10, 11.3, 11.4 and this Section 11.5. Notwithstanding the foregoing, nothing contained in this
Section 11.5 shall relieve any party from liability for any breach of this Agreement, and any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.


                                 ARTICLE XII

                                MISCELLANEOUS

     SECTION 12.1 EXTENSION; WAIVER. At any time prior to the Effective Time, the Parent and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto by the other, and
(iii) waive compliance with any of the agreements by the other or conditions to such party's obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     SECTION 12.2 NOTICES. Every notice, consent, demand, approval, and request required or permitted by this Agreement will be valid only if it is in writing, delivered personally or by telecopy, commercial courier, or first class, postage prepaid certified United States mail, and addressed by the sender to the party who is the intended recipient at its address set forth below or to the address most recently designated to the other party by notice given in accordance with this Section. A validly given notice, consent, demand, approval, or request will be effective on the earlier of its receipt, if delivered personally, by telecopy, or by commercial courier, or the third day after it is postmarked by the United States Postal Service, if it is delivered by United States mail.

              (a)  If to the Parent or Newco, to

              RISCORP, Inc.
              1390 Main Street
              Sarasota Florida 34236

              Attention: Gregory M. Marks, General Counsel
              Telecopy No.: (941) 362-6122

              with a copy to

              Michael L. Jamieson, Esq.
              Holland & Knight
              400 N. Ashley Street, Suite 2050
              Tampa, FL 33602

              Telecopy No.: (813) 229-0134

              (b)    If to the Company, to

              Independent Association Administrators Incorporated
              4137 Carmichael Road, Suite 330
              Montgomery, Alabama 36106

              Attention:
                         ----------------------------------
              Telecopy No.: (334) 270-9449
              with a copy to:
              Thomas G. Mancuso, Esq.
              Rushton, Stakely, Johnston & Garrett 184 Commerce Street Montgomery, Alabama 36104

              Telecopy No.: (334) 262-6277

              (C)    if to the Stockholders,to

              Thomas Albrecht
              1410 Meriweather Road
              Montgomery, Alabama 36116

              Telecopy No.:
                             ------------------------------------------
              Peter Norman
              Post Office Box 195
              Fort Deposit, Alabama 36032


              Telecopy No.:
                             ------------------------------------------


     SECTION 12.3 TABLE OF CONTENTS; HEADINGS. The Table of Contents and headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     SECTION 12.4 VARIATION AND AMENDMENT. Before or after the approval of this Agreement by the Stockholders, this Agreement may be varied or amended at any time without action by the Stockholders by action of the respective Boards of Directors of the Company and Newco; however, any variance or amendment made after approval of the Merger by the Stockholders that (i) reduces the Merger Consideration or changes the form of the Merger Consideration or (ii) changes any of the terms and conditions of this Agreement if such change would adversely affect the Stockholders shall be subject to the further approval of the Stockholders. Any variation, modification or amendment to this Agreement must be made in writing and executed by each of the parties hereto.

     SECTION 12.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     SECTION 12.6 WAIVER. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

     SECTION 12.7 NO THIRD PARTY BENEFICIARIES; ASSIGNMENT. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assignees. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity, including, without limitation, employees not a party to this Agreement. Except for assignments to wholly-owned Subsidiaries (direct or indirect) of the Parent, in which event the Parent shall remain liable for the performance of this Agreement, no transfer or assignment (including by operation of law) of this Agreement or of any rights or obligations under this Agreement may be made by any party without the prior written consent of the other parties and any attempted transfer or assignment without that required consent shall be void. No transfer or assignment by a party of its rights under this Agreement shall relieve it of any of its obiligations to the other parties under this Agreement.

     SECTION 12.8 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a public or legal holiday, the party having such right or duty shall have until 5:00 p.m. Eastern time on the next succeeding regular business day to exercise such right or to discharge such duty.

     SECTION 12.9 COUNTERPARTS. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

     SECTION 12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of law principles thereof.

     SECTION 12.11 ENTIRE AGREEMENT. This Agreement (with its Exhibits and Schedules) contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

                                   RISCORP, INC.

                                   By: /s/
                                      -----------------------------------------
                                   Title:  Senior VP
                                      -----------------------------------------

                                   RISCORP-IAA, INC.

                                   By: /s/
                                      -----------------------------------------
                                   Title  Senior V
                                      -----------------------------------------


                                   INDEPENDENT ASSOCIATION
                                   ADMINISTRATORS INCORPORATED

                                   By:/s/
                                      -----------------------------------------
                                   Title:
                                      -----------------------------------------

                                   THE STOCKHOLDERS

                                   /s/ Thomas Albrecht
                                   --------------------------------------------
                                   Thomas Albrecht


                                   /s/ Peter Norman
                                   --------------------------------------------
                                   Peter Norman